Exhibit 99.17
CONTACT:
Nancy Heslin	George Relan
Marketing and Communications Program Manager	Director of Investor Relations
nheslin@mechtech.com	grelan@mechtech.com
518.533.2218	518.533.2200

MECHANICAL TECHNOLOGY REPORTS

FIRST QUARTER 2003 RESULTS AND PROGRESS

Albany, N.Y., May 15, 2003 -- Mechanical Technology Inc. (NASDAQ: MKTY) reports today financial results for its first quarter ended March 31, 2003, and covers progress in its drive to commercialize micro fuel cells as a future power source for portable electronics.

The Company will have a live conference call and web cast today at 10:30 a.m. (EST). The dial-in phone number for the call is (719) 457-2621. There will be a simultaneous live web cast which can be heard by logging onto Mechanical Technology's website at http://www.mechtech.com. A replay of the conference call will be available within 24 hours on both the website or via phone by dialing (719) 457-0820 and, when prompted, entering pin code number 593345.

For the first quarter ended March 31, 2003, revenue for Mechanical Technology was $1.805 million, which included $1.283 million in sales generated by the Company's precision instrumentation subsidiary, MTI Instruments, Inc., (MTI Instruments) and $522 thousand in funded research and development for its micro fuel cell subsidiary, MTI MicroFuel Cells Inc. (MTI Micro). This is compared to $762 thousand for the period ended March 31, 2002, which included $590 thousand in sales generated by MTI Instruments and $172 thousand in funded research and development for MTI Micro. The revenue increase is the result of MTI Instrument's increased sales to its aviation and general gauging customers and MTI Micro's increased efforts under its funded research grants.

"For the second consecutive quarter, MTI Instruments posted significant increases over prior year sales. Sales in the fourth quarter of 2002 were up 73 percent over forth quarter 2001, and sales for the first quarter of 2003 showed an increase of 117 percent over first quarter sales in 2002. This is encouraging given the weakened general economy and the more serious downturn in the semiconductor industry, one of MTI Instrument's primary markets," said Dale W. Church, CEO and chairman of Mechanical Technology.

The Company's operating loss, primarily related to micro fuel cell development costs, was $1.9 million for the first quarter ended March 31, 2003, as compared to $2.7 million for the same period in the prior year. The Company's cash used in operations for the quarter was $1.8 million and cash used for capital expenditures was $150 thousand. Cash spent for operations and capital expenditures was less than expected due to the implementation of cash conservation measures including the deferral of capital expenditures.

-- MORE --

PAGE 2 - MECHANICAL TECHNOLOGY Q1 2003 RESULTS

The Company's net loss for the first quarter ended March 31, 2003 was $63 thousand, or $0.00 per diluted share, compared with a net loss of $5.3 million or $0.15 per diluted share for the same period a year ago. The net loss for the reporting period also included a $1.7 million gain from the sale of securities available for sale, compared to a $2.2 million gain from the sale of holdings during the three months ended March 31, 2002. The net loss for the prior year's quarter included a non-cash charge of $5.3 million associated with the decline in market value of Company holdings and securities available for sale; and a $1.9 million after-tax loss related to the Company's proportionate share of losses from holdings in two new energy companies, Plug Power Inc., a leading manufacturer of fuel cells, and SatCon Technology Corporation, which develops power electronics and energy management products.

Progress on the Company's micro fuel cell commercialization continues as MTI Micro moves toward a targeted market entry date of 2004 for its first product. At a recent fuel cell industry conference, MTI Micro discussed its product pathways and technical advancements and demonstrated two different micro fuel cell system prototypes.

One prototype powered a Nokia 3650 camera phone and the second prototype - developed in conjunction with the RF Communications Division of Harris Corporation - powered a Harris tactical radio. Currently, the MTI Micro-Harris prototype is in the form factor of the two most used military batteries which power a wide array of military communications devices.

Other technical progress for MTI Micro includes a growing intellectual property portfolio related to its proprietary integrated DMFC power system - with 45 patent applications filed or in process - and repeated laboratory tests where the Company is demonstrating the operation of its DMFC technology platform on 100 percent methanol fuel. In these tests, an energy production of approximately 0.9 watt hours per cubic centimeters (cc) of fuel was achieved. This fuel-only energy density, which is already more than three times that of most current lithium ion batteries, is an important step in developing full systems capable of performance exceeding the best batteries.

"As we said during the recent conference, operating on pure methanol in a small, simple, passive design like ours establishes the fundamental feature necessary to significantly exceed lithium ion battery performance and can allow MTI Micro to deliver the two most important things to manufacturers and consumers: as much energy as possible out of the fuel in the system and the smallest possible overall system," said Dr. William P. Acker, president and CEO of MTI Micro.

See the attached financial highlights for the Company's first quarter ended March 31, 2003.

-- MORE --

PAGE 3 - MECHANICAL TECHNOLOGY Q1 2003 RESULTS

About Mechanical Technology

Mechanical Technology (NASDAQ:MKTY) is primarily engaged in the development of direct methanol micro fuel cells through its subsidiary MTI MicroFuel Cells Inc., and in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. Mechanical Technology also co-founded and retains a significant interest in Plug Power Inc., a leading manufacturer of fuel cells, and the Company also has an interest in SatCon Technology Corporation, which develops power electronics and energy management products. For more information: www.mechtech.com.

# # #

Statements in this press release which are not historical fact including statements regarding managements intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding ant future business prospects for MTI Instruments, direct methanol micro fuel cell (DMFC) prototype performance and potential performance, DMFC system flexibility and scalability, DMFC market entry targets and dates, prospects for the development, manufacturing and market potential of DMFCs, and the potential impact of recent DMFC technical advancement on future product performance. It is important to note that the Company's actual results may differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, among others, risks related to financing, uncertainties in development, manufacturing, competition and consumer demand for DMFCs and its business prospects for MTI Instruments, and the risk factors listed from time to time in the Company's SEC reports including but not limited to, the annual report on Form 10-K for the year ended December 2002 and Quarterly Reports on Form 10-Q.

(Financial Table Attached)

MECHANICAL TECHNOLOGY INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31, 2003	March 31, 2002
Revenue:
Product revenue	$ 1,283	$ 590
Funded research and development	522	172
Total revenue	1,805	762
Operating costs and expenses:
Cost of product revenue	555	412
Research and product development expenses:
Funded research and product development	820	345
Unfunded research and product development	951	1,023
Total research and product development expenses	1,771	1,368
Selling, general and administrative expenses	1,420	1,635
Operating loss	(1,941)	(2,653)
Interest expense	(3)	(12)
Loss on derivatives	(6)	(167)
Gain on sale of holdings, net	-	2,241
Gain on sale of securities available for sale, net	1,720	-
Impairment losses	-	(5,282)
Other (expense) income, net	(38)	9
Loss from operations before income taxes, equity in holdings' losses and minority interests	(268)	(5,864)
Income tax benefit	89	2,353
Equity in holdings' losses, net of tax	-	(1,866)
Minority interests in losses of consolidated subsidiary	116	121
Net loss	$ (63)	$(5,256)

Loss per Share (Basic and Diluted):

Loss per share	$ (0.00)	$ (0.15)

SELECTED BALANCE SHEET DATA	As of
	March 31, 2003 (Unaudited)	Dec. 31, 2002 (Audited)
Cash and cash equivalents	$ 8,169	$ 7,320
Securities available for sale	38,788	37,332
Total assets	54,924	52,384
Total liabilities	12,651	11,486
Minority interests	35	150
Total shareholders' equity	42,238	40,748
Total liabilities and shareholders' equity	54,924	52,384

Other Information:

Shares held:

Plug Power Inc.	7,573,227	8,073,227
SatCon Technology Corporation	648,600	773,600